Exhibit 4.3

AMENDMENT NO. 1 TO SHAREHOLDER RIGHTS AGREEMENT

THIS AMENDMENT NO. 1, dated as of March 21, 2011 (this “Amendment”), between OVERLAND STORAGE, INC., a California corporation (the “Corporation”), and WELLS FARGO BANK, N.A., as Rights Agent (the “Rights Agent”), to the SHAREHOLDER RIGHTS AGREEMENT, dated as of August 22, 2005 (the “Rights Agreement”), between the Company and the Rights Agent.

WHEREAS, pursuant to and in accordance with Section 27 of the Rights Agreement, prior to the Distribution Date, the Corporation may supplement or amend any provision of the Rights Agreement and any such amendment or supplement to the Rights Agreement duly approved by the Company shall become effective immediately upon the execution thereof by the Corporation, whether or not also executed by the Rights Agent.

NOW, THEREFORE, pursuant to the terms of the Rights Agreement and in accordance with Section 27 thereof, the following actions are hereby taken:

Section 1. Amendment to Rights Agreement. Notwithstanding the provisions of Section 27 of the Rights Agreement, effective immediately upon the closing of the Company’s issuance and sale of shares of the Company’s common stock, no par value per share, pursuant to the terms of that certain Purchase Agreement by and among the Company and the Investors (as defined therein) dated as of March 16, 2011, the definition of “Restricted Person” in Section 1(ll) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“ “Restricted Person” shall mean any Person, other than an Exempt Person, who, together with all of its Associates and Affiliates, Beneficially Owns 20% or more of the outstanding Common Shares.”

Section 2. Full Force and Effect. Except as expressly amended hereby, the Rights Agreement shall continue in full force and effect in accordance with the provisions thereof.

Section 3. Governing Law. The Rights Agreement and this Amendment shall be deemed to be contracts made under the laws of the State of California and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts negotiated, made and to be performed entirely within such State.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

OVERLAND STORAGE, INC.

By:	/s/ Eric Kelly

Name:	Eric Kelly
Title:	Chief Executive Officer

WELLS FARGO BANK, N.A., as Rights Agent

By:	/s/ Martin J. Knapp

Name:	Martin J. Knapp
Title:	Assistant Vice President